Exhibit 99.1

CERTAIN LITIGATION MATTERS AND RECENT DEVELOPMENTS

As described in Note 12. Contingencies to this Form 10-Q, there are legal proceedings covering a wide range of matters pending or threatened in various United States and foreign jurisdictions against Altria Group, Inc., its subsidiaries, including Philip Morris USA Inc. (“PM USA”), and their respective indemnitees. Various types of claims are raised in these proceedings, including product liability, consumer protection, antitrust, tax, contraband shipments, patent infringement, employment matters, claims for contribution and claims of competitors and distributors. Pending claims related to tobacco products generally fall within the following categories: (i) smoking and health cases alleging personal injury brought on behalf of individual plaintiffs, (ii) smoking and health cases primarily alleging personal injury or seeking court-supervised programs for ongoing medical monitoring and purporting to be brought on behalf of a class of individual plaintiffs, including cases in which the aggregated claims of a number of individual plaintiffs are to be tried in a single proceeding, (iii) health care cost recovery cases brought by governmental (both domestic and foreign) and non-governmental plaintiffs seeking reimbursement for health care expenditures allegedly caused by cigarette smoking and/or disgorgement of profits, (iv) class action suits alleging that the uses of the terms “Lights” and “Ultra Lights” constitute deceptive and unfair trade practices, common law fraud or RICO violations, and (v) other tobacco-related litigation.

The following lists certain of the pending claims included in these categories and certain other pending claims. Certain developments in these cases since August 7, 2008 are also described.

SMOKING AND HEALTH LITIGATION

The following lists the consolidated individual smoking and health cases as well as smoking and health class actions pending against PM USA and, in some cases, Altria Group, Inc. and/or its other subsidiaries and affiliates, as of November 1, 2008, and describes certain developments in these cases since August 7, 2008.

Consolidated Individual Smoking and Health Cases

In re: Tobacco Litigation (Individual Personal Injury cases), Circuit Court, Ohio County, West Virginia, consolidated January 11, 2000. In West Virginia, all smoking and health cases in state court alleging personal injury have been transferred to the State’s Mass Litigation Panel. The transferred cases include individual cases and putative class actions. All individual cases filed in or transferred to the court by September 13, 2000 were consolidated for pretrial proceedings and trial. John Middleton Co. was named as a defendant in this action but it, along with other non-cigarette manufacturers, has been severed from this case. Currently pending are 728 civil actions (of which 414 are actions against PM USA). In December 2005, the West Virginia Supreme Court of Appeals ruled that the United States Constitution does not preclude a trial in two phases in this case. Issues related to defendants’ conduct, plaintiffs’ entitlement to punitive damages and a punitive damages multiplier, if any, would be determined in the first phase. The second phase would consist of individual trials to determine liability, if any, and compensatory damages. In May 2007, the trial court denied defendants’ motion to vacate the trial court’s trial plan based on the United States Supreme Court’s decision in Williams v. Philip Morris. In November 2007, the West Virginia Supreme Court of Appeals denied defendants’ renewed motion for review of the trial plan. In December 2007, defendants filed a petition for writ of certiorari with the United States Supreme Court, which was denied on February 25, 2008. In February 2008, the court granted defendants’ motion to stay the case pending the outcome of United States Supreme Court’s decision in Good, et al. v. Altria Group, Inc., et al. (“Good”), described below.

Flight Attendant Litigation

The settlement agreement entered into in 1997 in the case of Broin, et al. v. Philip Morris Companies Inc., et al., which was brought by flight attendants seeking damages for personal injuries allegedly caused by environmental tobacco smoke, allows members of the Broin class to file individual lawsuits seeking compensatory damages, but prohibits them from seeking punitive damages. In October 2000, the trial court ruled that the flight attendants will not be required to prove the substantive liability elements of their claims for negligence, strict liability and breach of implied warranty in order to recover damages, if any, other than establishing that the plaintiffs’ alleged injuries were caused by their exposure to environmental tobacco smoke and, if so, the amount of compensatory

Exhibit 99.1

damages to be awarded. Defendants’ initial appeal of this ruling was dismissed as premature. Defendants appealed the October 2000 rulings in connection with their appeal of the adverse jury verdict in the French case. In December 2004, the Florida Third District Court of Appeal affirmed the judgment awarding plaintiff in the French case $500,000, and directed the trial court to hold defendants jointly and severally liable. Defendants’ motion for rehearing was denied in April 2005. In December 2005, after exhausting all appeals, PM USA paid $328,759 (including interest of $78,259) as its share of the judgment amount and interest in French and, although plaintiffs may still contest the amount, in August 2007, PM USA paid $229,293.11 (including interest of $7,380.48) representing its share of attorneys’ fees. PM USA, in March 2008, paid additional attorneys’ fees of $4,700. In November 2007, a jury found in favor of the defendants in a case brought by a flight attendant. As of November 1, 2008, 2,620 cases were pending in the Circuit Court of Dade County, Florida against PM USA and three other cigarette manufacturers.

Domestic Class Actions

Engle, et al. v. R.J. Reynolds Tobacco Co., et al., Circuit Court, Eleventh Judicial Circuit, Dade County, Florida, filed May 5, 1994. See Note 12. Contingencies, for a discussion of this case.

Scott, et al. v. The American Tobacco Company, et al., Civil District Court, Orleans Parish, Louisiana, filed May 24, 1996. See Note 12. Contingencies, for a discussion of this case.

Young, et al. v. The American Tobacco Company, et al., Civil District Court, Orleans Parish, Louisiana, filed November 12, 1997.

Parsons, et al. v. A C & S, Inc., et al., Circuit Court, Kanawha County, West Virginia, filed February 27, 1998.

Cleary, et al. v. Philip Morris Incorporated, et al., Circuit Court, Cook County, Illinois, filed June 3, 1998. In April 2006, defendants’ motion to dismiss a nuisance claim was granted. In July 2006, plaintiffs filed a motion for class certification.

Cypret, et al. v. The American Tobacco Company, et al., Circuit Court, Jackson County, Missouri, filed December 22, 1998.

Simms, et al. v. Philip Morris Incorporated, et al., United States District Court, District of Columbia, filed May 23, 2001. In May 2004, plaintiffs filed a motion for reconsideration of the court’s 2003 ruling that denied their motion for class certification. In September 2004, plaintiffs renewed their motion for reconsideration. This motion was denied by the court in December 2006.

Caronia, et al. v. Philip Morris USA, Inc., United States District Court, Eastern District of New York, filed January 13, 2006. See Note 12. Contingencies, for a discussion of this case.

Donovan, et al. v. Philip Morris, United States District Court, District of Massachusetts, filed March 2, 2007. See Note 12. Contingencies, for a discussion of this case.

HEALTH CARE COST RECOVERY LITIGATION

The following lists the health care cost recovery actions pending against PM USA and, in some cases, Altria Group, Inc. and/or its other subsidiaries and affiliates as of November 1, 2008 and describes certain developments in these cases since August 7, 2008. As discussed in Note 12. Contingencies, in 1998, PM USA and certain other United States tobacco product manufacturers entered into a Master Settlement Agreement (the “MSA”) settling the health care cost recovery claims of 46 states, the District of Columbia, the Commonwealth of Puerto Rico, Guam, the United States Virgin Islands, American Samoa and the Northern Marianas. Settlement agreements settling similar claims had previously been entered into with the states of Mississippi, Florida, Texas and Minnesota. PM USA believes that some or all of the claims in certain of the health care cost recovery actions listed below are released in whole or in part by the MSA, or that recovery in any such actions should be subject to the offset provisions of the MSA.

Exhibit 99.1

City of St. Louis Case

City of St. Louis, et al. v. American Tobacco, et al., Circuit Court, City of St. Louis, Missouri, filed November 23, 1998. In November 2001, the court granted in part and denied in part defendants’ motion to dismiss and dismissed three of plaintiffs’ eleven claims. In June 2005, the court granted in part defendants’ motion for summary judgment limiting plaintiffs’ claims for past compensatory damages to those that accrued after November 16, 1993, five years prior to the filing of the suit. The trial is scheduled to begin in January 2010.

Department of Justice Case

The United States of America v. Philip Morris Incorporated, et al., United States District Court, District of Columbia, filed September 22, 1999. See Note 12. Contingencies, for a discussion of this case.

International Cases

Kupat Holim Clalit v. Philip Morris USA, et al., Jerusalem District Court, Israel, filed September 28, 1998. Defendants’ motion to dismiss the case has been denied by the district court. In June 2004, defendants filed a motion with the Israel Supreme Court for leave to appeal. The appeal was heard by the Supreme Court in March 2005, and the parties are awaiting the court’s decision.

Her Majesty the Queen in Right of British Columbia v. Imperial Tobacco Limited, et al., Supreme Court, British Columbia, Vancouver Registry, Canada, filed January 24, 2001. In June 2003, the trial court granted defendants’ motion to dismiss the case, and plaintiff appealed. In May 2004, the appellate court reversed the trial court’s decision. Defendants appealed. In September 2005, the Supreme Court of Canada ruled that the legislation permitting the lawsuit is constitutional, and, as a result, the case will proceed before the trial court. On September 15, 2006, the British Columbia Court of Appeal rejected PM USA’s motion seeking dismissal from the case on jurisdictional grounds. In April 2007, the Supreme Court of Canada denied PM USA’s motion seeking leave to appeal. At the request of the parties, the trial date tentatively scheduled for September 2010 has been cancelled. No new trial date has been set.

Her Majesty the Queen in Right of the Province of New Brunswick v. Rothmans, Inc. et al., Court of the Queen’s Bench, New Brunswick, Fredericton, Canada, filed March 13, 2008. The complaint alleges deceit and misrepresentation, failure to warn, marketing to minors, negligent design and manufacture, conspiracy and concerted actions and seeks reimbursement for past, present and future healthcare costs of individuals with tobacco-related injuries.

See Note 12. Contingencies, for a discussion of the Distribution Agreement between Altria Group, Inc. and PMI, which provides for indemnities for certain liabilities concerning tobacco products.

Medicare Secondary Payer Act Case

National Committee to Preserve Social Security and Medicare, et al. v. Philip Morris USA, et al., United States District Court, Eastern District, New York filed May 20, 2008. This action was brought under the Medicare as Secondary Payer statute and purports to be brought on behalf of Medicare to recover an unspecified amount of damages equal to double the amount paid by Medicare for smoking-related health care services provided from May 21, 2002 to the present. In July 2008, defendants filed a motion to dismiss plaintiffs’ claims and plaintiffs filed a motion for partial summary judgment. A hearing on the motions is scheduled for November 20, 2008.

“LIGHTS/ULTRA LIGHTS” CASES

The following lists the “Lights/Ultra Lights” cases pending against Altria Group, Inc. and/or its various subsidiaries and others as of November 1, 2008, and describes certain developments since August 7, 2008.

Aspinall, et al. v. Philip Morris Companies Inc. and Philip Morris Incorporated, Superior Court, Suffolk County, Massachusetts, filed November 24, 1998. In October 2001, the court granted plaintiffs’ motion for class certification, and defendants appealed. In May 2003, the single Justice sitting on behalf of the Massachusetts

Exhibit 99.1

Court of Appeals decertified the class. In August 2004, Massachusetts’ highest court affirmed the trial court’s ruling and reinstated the class certification order. In August 2006, the trial court denied PM USA’s motion for summary judgment based on the state consumer protection statutory exemption and federal preemption. On motion of the parties, the trial court reported its decision to deny summary judgment to the appeals court for review, and the trial court proceedings are stayed pending completion of the appellate review. Motions for direct appellate review by the Massachusetts Supreme Judicial Court were granted in April 2007. In March 2008, the Supreme Judicial Court issued an order staying the proceedings pending the resolution of the United States Supreme Court’s decision in Good.

McClure, et al. v. Philip Morris Companies Inc. and Philip Morris Incorporated, Circuit Court, Davidson County, Tennessee, filed January 19, 1999. Plaintiffs’ motion for class certification on behalf of all purchasers of Marlboro Lights in Tennessee is pending. In June 2006, PM USA filed a motion to dismiss on federal preemption and consumer protection statutory exemption grounds.

Craft, et al. v. Philip Morris Companies Inc., et al., Circuit Court, City of St. Louis, Missouri, filed February 15, 2000. In December 2003, the trial court granted plaintiffs’ motion for class certification. In September 2004, the court granted in part and denied in part PM USA’s motion for reconsideration. In August 2005, the Missouri Court of Appeals affirmed the trial court’s class certification order. In September 2005, the case was removed to federal court. In March 2006, the federal trial court granted plaintiffs’ motion and remanded the case to the Circuit Court, City of St. Louis. In May 2006, the Missouri Supreme Court declined to review the trial court’s class certification decision. The case has been stayed pending the outcome of the United States Supreme Court decision in Good.

Hines, et al. v. Philip Morris Companies Inc., et al., Circuit Court, Fifteenth Judicial Circuit, Palm Beach County, Florida, filed February 23, 2001. In February 2002, the court granted plaintiffs’ motion for class certification, and defendants appealed. In December 2003, a Florida District Court of Appeal decertified the class. In March 2004, plaintiffs filed a motion for rehearing, en banc review or certification to the Florida Supreme Court. In December 2004, the Florida Supreme Court stayed further proceedings pending the resolution of the Engle case discussed in Note 12. Contingencies. In January 2008, the Florida Supreme Court rejected plaintiffs’ petition for further review. In July 2008, the case was stayed pending the outcome of the United States Supreme Court’s decision in Good.

Moore, et al. v. Philip Morris Incorporated, et al., Circuit Court, Marshall County, West Virginia, filed September 17, 2001.

Curtis, et al. v. Philip Morris Companies Inc., et al., Fourth Judicial District Court, Minnesota, filed November 28, 2001. In January 2004, the Fourth Judicial District Court, Hennepin County denied plaintiffs’ motion for class certification and defendants’ motions for summary judgment. In November 2004, the trial court granted plaintiffs’ motion for reconsideration and ordered the certification of a class. In April 2005, the Minnesota Supreme Court denied defendants’ petition for interlocutory review. In September 2005, the case was removed to federal court. In February 2006, the federal court denied plaintiffs’ motion to remand the case to state court. The case was stayed pending the outcome of Dahl v. R. J. Reynolds Tobacco Co., which was argued before the United States Court of Appeals for the Eighth Circuit in December 2006. In February 2007, the United States Court of Appeals for the Eighth Circuit issued its ruling in Dahl, and reversed the federal district court’s denial of plaintiffs’ motion to remand that case to the state trial court. In October 2007, the district court remanded the case to state court. In December 2007, the Minnesota Court of Appeals reversed the trial court’s determination in Dahl that plaintiffs’ claims in that case were subject to express preemption and defendant in that case petitioned the Minnesota Supreme Court for review. In January 2008, the case was stayed pending the outcome of the United States Supreme Court’s decision in Good.

Tremblay, et al. v. Philip Morris Incorporated, Superior Court, Rockingham County, New Hampshire, filed March 29, 2002. The case has been consolidated with another “Lights/Ultra Lights” case and has been informally stayed.

Exhibit 99.1

Pearson v. Philip Morris Incorporated, et al., Circuit Court, Multnomah County, Oregon, filed November 20, 2002. In October 2005, plaintiffs’ motion for class certification on behalf of all purchasers of Marlboro Lights in Oregon was denied. In addition, PM USA’s motion for summary judgment with respect to reliance “from the time that plaintiff learned of the alleged fraud and continued to purchase Lights” cigarettes was granted. In November 2005, plaintiffs filed a motion with the trial court to have its order denying class certification certified for interlocutory appellate review. In March 2006, plaintiffs petitioned the Oregon Court of Appeals to review the trial court’s order denying plaintiffs’ motion for class certification. In October 2006, the Oregon Court of Appeals denied plaintiffs’ petition for review. In February 2007, PM USA filed a motion for summary judgment based on federal preemption and the Oregon statutory exemption. In September 2007, the district court granted PM USA’s motion for summary judgment based on express preemption under the Federal Cigarette Labeling and Advertising Act, and plaintiffs appealed this dismissal with the Oregon Court of Appeals. In February 2008, the parties filed a joint motion to hold the appeal in abeyance pending the United States Supreme Court’s decision in Good, which motion was denied.

Virden v. Altria Group, Inc., et al., Circuit Court, Hancock County, West Virginia, filed March 28, 2003.

Stern, et al. v. Philip Morris USA, Inc., et al., Superior Court, Middlesex County, New Jersey, filed April 4, 2003. In March 2006, the court granted PM USA’s motion to strike plaintiffs’ class certification motion, and plaintiffs filed a motion for reconsideration. A renewed motion for class certification was denied in November 2007. In July 2008, the case was stayed pending the outcome of the United States Supreme Court’s decision in Good.

Arnold, et al. v. Philip Morris USA Inc., Circuit Court, Madison County, Illinois, filed May 5, 2003.

Watson, et al. v. Altria Group, Inc., et al., Circuit Court, Pulaski County, Arkansas, filed May 29, 2003. In January 2006, the court stayed all activity in the case pending the resolution of plaintiffs’ petition for writ of certiorari filed with the United States Supreme Court. In June 2007, the United States Supreme Court reversed the lower court rulings that denied plaintiffs’ motion to have the case heard in a state, as opposed to federal, trial court. The Supreme Court rejected defendants’ contention that the case must be tried in federal court under the “federal officer” statute. The case was remanded to the state trial court in Arkansas. In March 2008, the case was stayed pending the outcome of the United States Supreme Court’s decision in Good.

Holmes, et al. v. Philip Morris USA Inc., et al., Superior Court, New Castle County, Delaware, filed August 18, 2003. In June 2006, PM USA filed a motion for summary judgment on preemption and consumer protection statutory exemption grounds. The case has been stayed pending the outcome of the United States Supreme Court’s decision in Good.

El-Roy, et al. v. Philip Morris Incorporated, et al., District Court of Tel-Aviv/Jaffa, Israel, filed January 18, 2004. Plaintiffs’ motion for class certification is pending and scheduled for hearing in November 2008.

Schwab, et al. v. Philip Morris USA Inc., et al., United States District Court, Eastern District of New York, filed May 11, 2004. See Note 12. Contingencies, for a discussion of this case.

Miner, et al. v. Altria Group, Inc., et al., Circuit Court, Franklin County, Arkansas, filed December 29, 2004. In December 2005, plaintiffs moved for certification of a class composed of individuals who purchased Marlboro Lights or Cambridge Lights brands in Arizona, California, Colorado and Michigan. PM USA’s motion for summary judgment is pending. After the motion was filed, plaintiffs moved to voluntarily dismiss the case without prejudice, which PM USA opposed. The court then stayed the action pending the United States Supreme Court’s ruling on plaintiffs’ petition for writ of certiorari in Watson, described above. In July 2007, the case was remanded to a state trial court in Arkansas. In August 2007, plaintiffs renewed their motion for class certification. In October 2007, the court denied PM USA’s motion to dismiss the case on procedural grounds and the court entered a case management order. In January 2008, the case was stayed pending the outcome of the United States Supreme Court’s decision in Good.

Mulford, et al. v. Altria Group, Inc., et al., United States District Court, New Mexico, filed June 9, 2005. On March 16, 2007, the federal district court granted in part PM USA’s motion for summary judgment, ruling that plaintiffs’ claims of fraudulent concealment, failure to warn and warning neutralization are expressly preempted

Exhibit 99.1

by the Federal Cigarette Labeling and Advertising Act. The court otherwise denied PM USA’s motion for summary judgment on express preemption under the Federal Cigarette Labeling and Advertising Act, implied federal preemption and the statutory exemption from liability under the New Mexico Unfair Practices Act, with respect to plaintiffs’ claims that PM USA made false statements about “Lights” cigarettes on its packages. On March 30, 2007, PM USA filed a motion for reconsideration of the part of the court’s order denying PM USA’s motion for summary judgment. In March 2007, the federal district court denied plaintiffs’ amended motion for class certification. In June 2007, plaintiffs renewed their motion for class certification. In January 2008, the case was stayed pending the outcome of the United States Supreme Court’s decision in Good.

Good, et al. v. Altria Group, Inc., et al., United States District Court, Maine, filed August 15, 2005. In May 2006, the federal trial court granted PM USA’s motion for summary judgment on the grounds that plaintiffs’ claims are preempted by the Federal Cigarette Labeling and Advertising Act and dismissed the case. In June 2006, plaintiffs appealed to the United States Court of Appeals for the First Circuit. In August 2007, the United States Court of Appeals for the First Circuit vacated the district court’s grant of PM USA’s motion for summary judgment in the Good case on federal preemption grounds and remanded the case to district court. The district court stayed proceedings pending the ruling of the United States Supreme Court on defendants’ petition for a writ of certiorari, which was granted in January 2008. The United States Supreme Court heard oral argument on October 6, 2008.

CERTAIN OTHER TOBACCO-RELATED ACTIONS

The following lists certain other tobacco-related litigation pending against Altria Group, Inc. and/or its various subsidiaries and others as of November 1, 2008, and describes certain developments since August 7, 2008.

Tobacco Price Cases

Smith, et al. v. Philip Morris Companies Inc., et al., District Court, Seward County, Kansas, filed February 9, 2000. In November 2001, the court granted plaintiffs’ motion for class certification. The case had been stayed pending the Kansas Supreme Court’s decision on defendants’ petition for mandamus regarding certain discovery rulings by the trial court; the Kansas Supreme Court denied the petition in April 2008 and the stay has been lifted.

Romero, et al. v. Philip Morris Companies Inc., et al., First Judicial District Court, Rio Arriba County, New Mexico, filed April 10, 2000. Plaintiffs’ motion for class certification was granted in April 2003. In February 2008, the New Mexico Court of Appeals affirmed the class certification decision. In June 2006, defendants’ motion for summary judgment was granted and the case was dismissed. In July 2006, plaintiffs appealed the trial court’s grant of summary judgment; the appeal is pending.

Cases Under the California Business and Professions Code

Brown, et al. v. The American Tobacco Company, Inc., et al., Superior Court, San Diego County, California, filed June 10, 1997. In April 2001, the court granted in part plaintiffs’ motion for class certification and certified a class comprised of residents of California who smoked at least one of defendants’ cigarettes between June 1993 and April 2001 and who were exposed to defendants’ marketing and advertising activities in California. Certification was granted as to plaintiffs’ claims that defendants violated California Business and Professions Code Sections 17200 and 17500 pursuant to which plaintiffs allege that class members are entitled to reimbursement of the costs of cigarettes purchased during the class period and injunctive relief barring activities allegedly in violation of the Business and Professions Code. In September 2004, the trial court granted defendants’ motion for summary judgment as to plaintiffs’ claims attacking defendants’ cigarette advertising and promotion and denied defendants’ motion for summary judgment on plaintiffs’ claims based on allegedly false affirmative statements. Plaintiffs’ motion for rehearing was denied. In November 2004, defendants filed a motion to decertify the class based on a recent change in California law, which, in two July 2006 opinions, the California Supreme Court ruled applicable to pending cases. In March 2005, the court granted defendants’ motion. In April 2005, the court denied plaintiffs’ motion for reconsideration of the order that decertified the class. In May 2005,

Exhibit 99.1

plaintiffs appealed. In September 2006, the California Court of Appeal, Fourth Appellate District, affirmed the trial court’s order decertifying the class. In November 2006, the California Supreme Court accepted review of the appellate court’s decision.

Gurevitch, et al. v. Philip Morris USA Inc., et al., Superior Court, Los Angeles County, California, filed May 20, 2004. See Note 12. Contingencies, for a discussion of this case.

Reynolds v. Philip Morris USA Inc., United States District Court, Southern District, California, filed September 20, 2005. See Note 12. Contingencies, for a discussion of this case.

MSA-Related Cases

As discussed further in Note 12. Contingencies, PM USA has been named as a defendant in one case challenging the MSA. As further discussed in Note 12. Contingencies, there are other cases in a number of states in which plaintiffs have challenged the MSA and/or legislation implementing it, but PM USA is not a defendant in these cases.

Possible Adjustments in MSA Payments for 2003, 2004, 2005 and 2006

See Note 12. Contingencies, for a description of these proceedings.

Ignition Propensity Cases

Sarro v. Philip Morris USA Inc., United States District Court, Massachusetts, filed December 20, 2007. Plaintiff contends that a Marlboro cigarette caused a fire that led to an individual’s death. Plaintiff seeks $250,000 for property damage and an unspecified amount in damages for wrongful death. PM USA’s motion to dismiss the case is pending.

Walker, et al. v. Philip Morris USA, Inc., et al., United States District Court, Western District, Kentucky, filed February 1, 2008. Plaintiffs are the representatives and heirs of nine of the ten individuals who died in a house fire allegedly caused by a Marlboro Lights cigarette. Plaintiffs seek unspecified amounts in actual damages, punitive damages and interest. In addition to PM USA, the defendants named in the complaint include Altria Group, Inc. Plaintiffs’ motion to remand the case to state court was denied in August 2008. Defendants’ motion to dismiss the case is pending in federal court.